Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-188393

Prospectus Supplement

(To Prospectus dated May 17, 2013)

Up to $100,000,000 aggregate offering price of common units

Common units

Teekay Offshore Partners L.P.

We have entered into a distribution agreement with J.P. Morgan Securities LLC, or the “Agent,” relating to the common units representing limited partner interests of Teekay Offshore Partners L.P. offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the distribution agreement, we may offer and sell common units having an aggregate offering price of up to $100,000,000 from time to time through the Agent, as our sales agent, or directly to the Agent acting as principal.

Sales of the common units, if any, made by the Agent, as our sales agent, as contemplated by this prospectus supplement and the accompanying prospectus, may be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions, or as otherwise agreed between us and the Agent. We will pay the Agent a commission of 2.0% of the gross sales price per common unit sold through the Agent, as our sales agent, under the distribution agreement.

The Agent is not required to sell any specific number or dollar amount of our common units but will use its commercially reasonable efforts, consistent with its normal sales and trading practice, as our sales agent, and on the terms and subject to the conditions of the distribution agreement, to sell the common units offered on terms agreed by the Agent and us.

Under the terms of the distribution agreement, we also may sell common units to the Agent as principal at a price to be agreed upon at the time of sale. If we sell common units to the Agent as principal, we will enter into a separate terms agreement with the Agent, and we will describe the public offering price, underwriting discount (which may exceed 2.0% of the public offering price) and other terms of the offering of those common units in a separate prospectus supplement or pricing supplement.

Our common units are listed on the New York Stock Exchange under the symbol “TOO.” The last reported sale price of our common units on the New York Stock Exchange on May 28, 2013 was $33.44 per common unit.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described or referred to under “Risk factors” on page S-4 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan

May 29, 2013

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-i

Prospectus supplement

S-ii

Forward-looking statements

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our future or anticipated operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

These and other forward-looking statements reflect management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, those factors discussed under the heading “Risk Factors” set forth in this prospectus and those factors discussed in our most recent Annual Report on Form 20-F, our report on Form 6-K for the quarter ended March 31, 2013 and in other reports we file with or furnish to the SEC and that are incorporated into this prospectus by reference.

We undertake no obligation to update any forward-looking statement to reflect any change in our expectations or events or circumstances that may arise after the date on which such statement is made. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

S-iii

Prospectus supplement summary

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus and does not contain all the information you will need in making an investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries, including Teekay Offshore Operating L.P., except that those terms, when used in this prospectus in connection with the common units described in this prospectus, shall specifically mean Teekay Offshore Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Overview

Teekay Offshore Partners L.P. is an international provider of marine transportation, oil production and storage services to the offshore oil industry, focusing on the fast-growing, deep water offshore oil regions of the North Sea and Brazil. We were formed in August 2006 by Teekay Corporation (NYSE:TK), a leading provider of marine services to the global oil and gas industries, to further develop its operations in the offshore market. Our growth strategy focuses on expanding our fleet of shuttle tankers, floating storage and offtake (or FSO) units and floating production, storage and offloading (or FPSO) units under long-term, fixed-rate time charters. We intend to continue our practice of acquiring shuttle tankers, FSO units and FPSO units as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We have entered into and may enter into additional joint ventures and partnerships with companies that may provide increased access to these opportunities or we may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. We have rights to participate in certain other FPSO and shuttle tanker opportunities that may be provided by Teekay Corporation and Sevan Marine ASA. Our operating fleet operates under medium to long-term, stable contracts and we are structured as a publicly-traded master limited partnership. Teekay Corporation indirectly owns and controls our general partner and beneficially owns a 28.5% limited partner interest in us as of May 15, 2013.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us and our subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us substantially all of our administrative services and to our subsidiaries substantially all of their strategic, business development, advisory, ship management, technical and administrative services.

Recent developments

On May 24, 2013, we accepted Teekay Corporation’s offer of its 50% interest in the Cidade de Itajai (or Itajai) FPSO unit for a purchase price of approximately $204 million. If completed, the acquisition will be financed with assumed debt and proceeds from our recently completed private placement of common units. The acquisition is expected to be completed on June 1, 2013, subject to customary closing conditions. The Itajai FPSO unit is operating on the Baúna and Piracaba (previously named Tiro and Sidon) fields in the Santos Basin offshore Brazil under a nine-year fixed-rate time-charter contract (plus extension options) with Petroleo Brasileiro SA. The remaining 50% interest in the Itajai FPSO unit is owned by Brazilian-based Odebrecht Oil & Gas S.A. The conflicts committee of our general partner’s board of directors approved this transaction.

Partnership information

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our website address is www.teekayoffshore.com. The information contained in our website is not part of this prospectus supplement.

The offering

Issuer	Teekay Offshore Partners L.P.

Common units offered by us	Common units having an aggregate offering price of up to $100,000,000

Use of proceeds	We intend to use the net proceeds from this offering of common units, including our general partner’s related capital contribution, after deducting the Agent’s commission and our offering expenses, for general partnership purposes, which may include, among other things, paying or refinancing all or a portion of our outstanding indebtedness and funding working capital, capital expenditures, including installments on newbuilds and expenditures on asset conversions, or acquisitions. Please read “Use of proceeds.”

New York Stock Exchange Symbol	TOO

Risk factors	Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described or referred to under “Risk factors” beginning on page S-4 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus before you make an investment in our common units.

Risk factors

An investment in our common units involves a significant degree of risk. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. Before investing in our common units, you should carefully consider the all information included or incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” in the accompanying prospectus and in our latest Annual Report on Form 20-F filed with the SEC, which is incorporated by reference into this prospectus.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we may be unable to pay distributions on our common units, the trading price of our common units may decline, and you could lose all or part of your investment.

Use of proceeds

We intend to use the net proceeds from this offering of common units, including our general partner’s related capital contribution, after deducting the sales agent’s commission and our offering expenses, for general partnership purposes, which may include, among other things, paying or refinancing all or a portion of our outstanding indebtedness and funding working capital, capital expenditures, including installments on newbuilds and expenditures on asset conversions, or acquisitions.

Price range of common units and distributions

Our common units are listed for trading on the New York Stock Exchange under the symbol “TOO.”

The following table sets forth, for the periods indicated, the high and low sales price per common unit, as reported on the New York Stock Exchange, and the amount of quarterly cash distributions declared per unit. The closing sales price of our common units on the New York Stock Exchange on May 28, 2013 was $33.44 per common unit.

	Price Ranges		Quarterly Cash Distributions(1)
	High	Low

Years Ended
December 31, 2012	$30.14	$24.55
December 31, 2011	31.50	22.01
December 31, 2010	29.94	16.89
December 31, 2009	20.15	9.44
December 31, 2008	26.77	6.22
Quarters Ended
June 30, 2013(2)	$33.96	$28.71
March 31, 2013	30.81	26.17	$0.5253
December 31, 2012	28.25	24.55	0.5125
September 30, 2012	29.60	27.18	0.5125
June 30, 2012	29.79	26.31	0.5125
March 31, 2012	30.14	26.88	0.5125
December 31, 2011	28.54	22.20	0.500
September 30, 2011	30.44	22.01	0.500
June 30, 2011	31.50	27.00	0.500
March 31, 2011	30.68	26.65	0.500
Months Ended
May 31, 2013(3)	$33.96	$30.29
April 30, 2013	31.50	28.71
March 31, 2013	30.81	27.58
February 28, 2013	28.93	26.71
January 31, 2013	29.81	26.17
December 31, 2012	27.15	25.01
November 30, 2012	27.32	24.55

(1)	Distributions are shown for the quarter with respect to which they were declared. Cash distributions are declared and paid within 45 days following the close of each quarter.
(2)	Period beginning April 1, 2013 and ending May 28, 2013.
(3)	Period beginning May 1, 2013 and ending May 28, 2013.

Material U.S. federal income tax considerations

For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Material U.S. Federal Income Tax Considerations” beginning on page 25 of the accompanying base prospectus and the section captioned “Item 10—Additional Information—Material U.S. Federal Income Tax Considerations” in our most recent Annual Report on Form 20-F, which is incorporated by reference into this prospectus. These discussions should be read in conjunction with the risk factors included under the caption “Tax Risks” in the accompanying base prospectus and in our most recent Annual Report on Form 20-F.

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Non-United States tax considerations

For a discussion of the material non-U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Non-United States Tax Considerations” beginning on page 32 of the accompanying base prospectus and the section captioned “Item 10—Additional Information—Non-United States Tax Consequences” in our most recent Annual Report on Form 20-F, which is incorporated by reference into this prospectus. These discussions should be read in conjunction with the risk factors included under the caption “Tax Risks” in the accompanying base prospectus and in our most recent Annual Report on Form 20-F.

The tax consequences to you of an investment in our common units will depend, in part, on your own tax circumstances. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Plan of distribution

We have entered into a distribution agreement with J.P. Morgan Securities LLC, or the “Agent,” under which we may offer and sell common units having an aggregate offering price of up to $100,000,000 from time to time through the Agent, as our sales agent, or directly to the Agent acting as principal. We have filed the distribution agreement as an exhibit to a Report on Form 6-K, which is incorporated by reference in this prospectus supplement.

Sales, if any, of our common units made through the Agent, as our sales agent, as contemplated by this prospectus supplement and the accompanying prospectus may be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices or as otherwise agreed by us and the Agent.

The Agent is not required to sell any specific number or dollar amount of our common units but has agreed to use its commercially reasonable efforts, consistent with its normal trading and sales practices, as our sales agent and on the terms and subject to the conditions of the distribution agreement, to sell the common units offered on terms agreed upon by the Agent and us. If we elect to offer common units, we will instruct the Agent as to the number of common units to be sold by it as our sales agent and the date or dates on which such common units are to be sold. We may instruct the Agent not to sell our common units as our sales agent if the sales cannot be effected at or above a price designated by us. The Agent may decline to accept any such instructions that we may provide to it from time to time. We or the Agent may suspend the offering of common units by the Agent, as our sales agent, upon notice to the other party.

If common units are sold by the Agent, as our sales agent, in an at-the-market offering, the Agent has agreed to confirm to us in writing the number of common units sold on the applicable trading day and the related gross sales price and net sales price of those common units on the immediately following trading day. We will report at least quarterly the number of common units sold through the Agent, as our sales agent, under the distribution agreement and information concerning the proceeds from those sales.

The Agent will not engage in any transactions that stabilize or maintain the market price of our common units in connection with any offers or sales of our common units as our sales agent pursuant to the distribution agreement.

We will pay the Agent a commission of 2.0% of the gross sales price per common unit sold through the Agent, as our sales agent, under the distribution agreement. The remaining sales proceeds, after deducting any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental, regulatory or self-regulatory organization in respect of the sale of the common units, will be our net proceeds (before the expenses referred to in the next paragraph) from the sale of the common units in the offering.

We estimate that the total expenses payable by us in connection with the establishment of the program to offer our common units described in this prospectus supplement, excluding commissions and any discounts payable to the Agent and any other deductions described in the paragraph above, will be approximately $350,000.

Under the terms of the distribution agreement, we may, if agreed to by the Agent, also sell common units to the Agent, as principal, at a price per unit to be agreed upon at the time of sale. If we sell common units to the Agent as principal, we will enter into a separate terms agreement with the Agent and we will describe the public offering price, underwriting discount (which may exceed 2.0% of the public offering price) and other terms of the offering of those common units in a separate prospectus supplement or pricing supplement. However, the Agent has no obligation to agree to purchase common units as principal or to enter into a terms agreement.

Settlement for sales of our common units will occur on the third trading day (or on such other date as may be agreed upon by us and the Agent) following the respective dates on which any such sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The offering of common units pursuant to the distribution agreement will terminate upon the earliest of (1) the sale of all of the common units subject to the distribution agreement, (2) the termination of the distribution agreement by us or the Agent and (3) May 17, 2016. The distribution agreement may be terminated either by us or the Agent at any time and in the sole discretion of us or the Agent, as the case may be.

We have agreed to provide indemnification and contribution to the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We have determined that our common units are an “actively-traded security’’ excepted from the requirements of Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, by Rule 101(c)(1) of Regulation M. If the Agent or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party has agreed to promptly notify the other party and sales of common units under the distribution agreements will be suspended until that or other exemptive provisions have been satisfied in the judgment of the Agent and us.

Selling restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common units, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any other offering material relating to us or our common units where action for that purpose is required. Accordingly, our common units may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus, any free writing prospectus nor any other offering material or advertisements in connection with our common units may be distributed or published in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Agent may arrange to sell the common units offered by this prospectus supplement and the accompanying prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in Member States of the European Economic Area. Neither we nor the Agent have authorized, nor do we or they authorize, the making of any offer of common units through any financial intermediary, other than offers made by Agent which constitute the final placement of the common units contemplated in this prospectus supplement and the accompanying prospectus.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a “Relevant Member State,” with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date,” an offer of common units which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State may not be made, other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Agent; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common units referred to in (a) through (c) shall require us or the Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of common units to the public’’ in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe to the common units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Our partnership may constitute a “collective investment scheme” (or CIS) as defined by section 235 of the Financial Services and Markets Act 2000 (FSMA) that is not a “recognised collective investment scheme” for the purposes of FSMA (CIS) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus may only be distributed in the United Kingdom to, and is only directed at:

(1) if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the CIS Promotion Order) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2) otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Financial Promotion Order) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(3) in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

Our partnership’s common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Other relationships

The Agent and/or its affiliates have engaged in, and in the future may engage in, investment banking, commercial banking, financial advisory and other commercial and financial transactions and dealings with us and our affiliates, and the Agent and its affiliates have received and may in the future receive compensation in connection with those transactions and dealings.

Legal matters

The validity of the common units offered hereby and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. Vinson & Elkins L.L.P., Washington, D.C., will pass upon certain legal matters in connection with the offering on behalf of the Agent.

Experts

The consolidated financial statements of Teekay Offshore Partners L.P. as of December 31, 2012 and 2011, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of income (loss), comprehensive income (loss), changes in total equity and cash flows of Teekay Offshore Partners L.P. for the year ended December 31, 2010 have been incorporated by reference herein, and include the effects of the adjustment to retrospectively apply the change in accounting as described in Note 1 to the consolidated financial statements. Ernst & Young LLP, an independent registered public accounting firm, audited the consolidated statements of income (loss), comprehensive income (loss), changes in total equity and cash flows for the year ended December 31, 2010, before the effects of the retrospective adjustment, which financial statements are not incorporated by reference herein. KPMG LLP, an independent registered public accounting firm, audited the retrospective adjustment. The consolidated statements of income (loss), comprehensive income (loss), changes in total equity and cash flows of Teekay Offshore Partners L.P. for the year ended December 31, 2010 have been incorporated by reference herein in reliance upon the reports of (1) Ernst & Young LLP, solely with respect to the financial statements before the effects of the retrospective adjustment, and (2) KPMG LLP, solely with respect to the retrospective adjustment, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Incorporation of documents by reference

The SEC allows us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC and incorporated into this prospectus, automatically will update information previously filed with the SEC and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2012;

•	all of our subsequent Annual Reports on Form 20-F filed prior to the termination of this offering;

•	our Reports on Form 6-K furnished to the SEC on May 22, 2013 and May 29, 2013;

•

all of our subsequent Reports on Form 6-K furnished prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common units contained in our Registration Statement on Form 8-A/A filed on May 7, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided in “Where You Can Find More Information” in the accompanying prospectus. You also may request a copy of any document incorporated by reference into this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.teekayoffshore.com. The information contained in our website, or any other website, is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may also make requests for such documents at no cost by writing or calling us at the following address:

Teekay Offshore Partners L.P.
4th Floor, Belvedere Building,
69 Pitts Bay Road
Hamilton HM 08, Bermuda
Attn: Corporate Secretary
(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

In reviewing any agreements included as exhibits to the registration statement relating to the common units covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

Expenses

The following table sets forth estimated costs and expenses, other than the sales commission, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus.

Legal fees and expenses	$200,000
Accounting fees and expenses	$100,000
Printing costs	$35,000
Transfer agent fees	$15,000

Total	$350,000

PROSPECTUS

$100,000,000

Teekay Offshore Partners L.P.

Common Units Representing Limited Partner Interests

We may offer from time to time common units, which represent limited partnership interests in Teekay Offshore Partners L.P. The common units offered by this prospectus will have an aggregate offering price of up to $100,000,000.

We may offer the common units directly or to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents will be set forth in a supplement to this prospectus.

This prospectus describes the general terms of the common units and the general manner in which we may offer the common units. Specific information about any common units we offer and the terms of that offering will be included in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may be used to offer common units only if accompanied by a prospectus supplement.

Our common units are traded on the New York Stock Exchange under the symbol “TOO.”

Investing in our common units involves risk. Limited partnerships are inherently different than corporations. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page 4 of this prospectus, in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus and the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2013

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus we authorize to be delivered to you. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or seeking offers to buy these common units in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operation and prospects may have changed since those dates. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (or SEC) incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the common units described in this prospectus in one or more offerings up to an aggregate offering price of $100,000,000. This prospectus generally describes us and the common units we may offer. Each time we offer common units with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the common units being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common units described herein, shall mean specifically Teekay Offshore Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our future or anticipated operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements reflect management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, those factors discussed under the heading “Risk Factors” set forth in this prospectus and those factors discussed in our most recent Annual Report on Form 20-F and in other reports we file with or furnish to the SEC and that are incorporated into this prospectus by reference.

We undertake no obligation to update any forward-looking statement to reflect any change in our expectations or events or circumstances that may arise after the date on which such statement is made. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

TEEKAY OFFSHORE PARTNERS L.P.

Teekay Offshore Partners L.P. is an international provider of marine transportation, oil production and storage services to the offshore oil industry, focusing on the fast-growing, deep water offshore oil regions of the North Sea and Brazil. We were formed in August 2006 by Teekay Corporation (NYSE:TK), a leading provider of marine services to the global oil and gas industries, to further develop its operations in the offshore market. Our growth strategy focuses on expanding our fleet of shuttle tankers, floating storage and offtake (or FSO) units and floating production, storage and offloading (or FPSO) units under long-term, fixed-rate time charters. We intend to continue our practice of acquiring shuttle tankers, FSO units and FPSO units as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We have entered into and may enter into additional joint ventures and partnerships with companies that may provide increased access to these opportunities or we may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. We have rights to participate in certain other FPSO and shuttle tanker opportunities that may be provided by Teekay Corporation and Sevan Marine ASA. Our operating fleet operates under medium to long-term, stable contracts and we are structured as a publicly-traded master limited partnership. Teekay Corporation indirectly owns and controls our general partner and beneficially owns a 27% limited partner interest in us as of April 30, 2013.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us and our subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us substantially all of our administrative services and to our subsidiaries substantially all of their strategic, business development, advisory, ship management, technical and administrative services.

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekayoffshore.com. The information contained in our website is not part of this prospectus.

RISK FACTORS

An investment in our common units involves a significant degree of risk. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. Before investing in our common units, you should carefully consider the following risk factors together with all other information included in this prospectus, including the risks discussed under the heading “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included or incorporated by reference in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands law. For example, our partnership agreement:

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permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity are made by its sole owner, Teekay Corporation, and not by the board of directors of our general partner. Examples include the exercise of its call right, its voting rights with respect to the common units it owns, its registration rights and its determination whether to consent to any merger or consolidation of the partnership;

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provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests (which definition of good faith does not apply to the contractual duty of good and fair dealing we owe to holders of Series A Preferred Units);

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generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of common unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us; and

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provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

In order to become a limited partner of our partnership, a common unitholder agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above.

Fees and cost reimbursements, which our general partner determines for services provided to us, are substantial and reduce our cash available for distribution to our unitholders.

Prior to making any distribution to unitholders, we pay fees for services provided to us and our operating subsidiaries by certain subsidiaries of Teekay Corporation, and we reimburse our general partner for all expenses it incurs on our behalf. These fees are negotiated on our behalf by our general partner, and our general partner also determines the amounts it is reimbursed. These fees and expenses include all costs incurred in providing certain advisory, ship management, technical and administrative services to us and our operating subsidiaries. The payment of fees to Teekay Corporation and reimbursement of expenses to our general partner could adversely affect our ability to pay cash distributions to unitholders.

Our Series A Preferred Units rank senior to our common units, and we are unable to make any distribution to our common unitholders unless full cumulative distributions are made on our Series A Preferred Units.

On April 30, 2013, we issued 6,000,000 of our 7.25% Series A Cumulative Redeemable Preferred Units (the Series A Preferred Units) with a liquidation preference of $25.00 per unit. The Series A Preferred Units represent perpetual equity interests in us and rank senior to our common units. Distributions on the Series A Preferred Units are cumulative from the date of original issue and are payable quarterly in arrears on the 15th day of February, May, August and November of each year, when, as and if declared by the board of directors of our general partner. No distribution may be declared or paid or set apart for payment on the common units, or any other junior securities, unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any parity securities through the most recent respective distribution payment dates.

Our general partner, which is owned and controlled by Teekay Corporation, makes all decisions on our behalf, subject to the limited voting rights of our unitholders. In addition, our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or its board of directors and have no right to elect our general partner or its board of directors on an annual or other continuing basis, subject to the limited rights of the holders of Series A Preferred Units to elect one director. Teekay Corporation, which owns and controls our general partner, appoints our general partner’s board of directors in the event that six quarterly distributions payable on the Series A Preferred Units are in arrears. Our general partner makes all decisions on our behalf. If the unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. As a result of these limitations, the price at which the common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The vote of the holders of at least 66 2/3% of all outstanding common units voting together as a single class is required to remove the general partner.

In addition, unitholders’ voting rights are further restricted by our partnership agreement provision providing that any units held by a person that owns 20% or more of any class or series of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. This loss of voting rights does not apply to the Series A Preferred Units. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

On or after December 31, 2016, our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. In the event of any such transfer, the new members of our general partner would be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to unitholders.

Our partnership agreement requires our general partner to deduct from our available cash reserves that it determines are necessary to fund our future operating expenditures. These reserves affect the amount of cash available for distribution by us to our unitholders. In addition, our partnership agreement requires our general partner each quarter to deduct from operating surplus estimated maintenance capital expenditures, as opposed to actual expenditures, which could reduce the amount of available cash for distribution.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions may reduce the amount of working capital borrowings we can make for operating our business.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under the Marshall Islands Limited Partnership Act (or Marshall Islands Act), we may not make a distribution to unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We may issue additional common units without unitholder approval, which would dilute their ownership interests.

Our general partner, without the approval of our unitholders, may cause us to issue an unlimited number of additional common units. The issuance by us of additional common units will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Our general partner has a call right that may require common unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class or series, except for the Series A Preferred Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in this event is the greater of (x) the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership securities of such class during the 90-day period preceding the date such notice is first mailed. As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have the holder’s partnership securities purchased at an undesirable time or price. Common unitholders may also incur a tax liability upon a sale of their units.

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

We have been organized as a limited partnership under the laws of the Republic of The Marshall Islands, which does not have a well-developed body of partnership law.

Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Limited Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the courts of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware courts. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a limited partnership formed in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Bermuda, Norway and Singapore. In addition, our general partner is a Marshall Islands limited liability company and a majority of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or its directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read “Service of Process and Enforcement of Civil Liabilities.”

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A non-U.S. entity taxed as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties, other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the U.S. Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year, U.S. unitholders would face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those U.S. unitholders timely make certain elections available under the Code, such unitholders would be liable to pay tax at ordinary income tax rates plus interest upon certain distributions and upon any gain from the disposition of our common units, as if such distribution or gain had been recognized ratably over the unitholder’s holding period. Please read “Material U.S. Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification” beginning on page 27 of this prospectus.

Common unitholders may be subject to income tax in one or more non-U.S. countries, including Canada, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. Such laws may require common unitholders to file a tax return with, and pay taxes to, those countries.

We intend that our affairs and the business of each of our subsidiaries is conducted and operated in a manner that minimizes foreign income taxes or which may be imposed upon you as a result of owning our common units. However, there is a risk that common unitholders will be subject to tax in one or more countries, including Canada, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If common unitholders are subject to tax in any such country, common unitholders may be required to file a tax return with, and pay taxes to, that country based on their allocable share of our income. We may be required to reduce distributions to common unitholders on account of any withholding obligations imposed upon us by that country in respect of such allocation to common unitholders. The United States may not allow a tax credit for any foreign income taxes that common unitholders directly or indirectly incur.

We may be subject to taxes, which reduce our cash available for distribution to unitholders.

We or our subsidiaries are subject to tax in certain jurisdictions in which we or our subsidiaries are organized, own assets or have operations, which reduces the amount of our cash available for distribution. In computing our tax obligations in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions, the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. For example, authorities in Norway have asserted certain positions that may result in additional tax imposed on our subsidiaries in Norway. We have established reserves in our financial statements that we believe are adequate to cover our liability for any such additional taxes. We cannot assure you, however, that such reserves will be sufficient to cover any additional tax liability that may be imposed on our Norwegian subsidiaries. In addition, changes in our operations or ownership could result in additional tax being imposed on us or on our subsidiaries in jurisdictions in which operations are conducted. For example, Teekay Corporation indirectly owns less than 50.0% of the value of our outstanding units and therefore we believe that we do not satisfy the requirements of the exemption from U.S. taxation under Section 883 of the Code and our U.S. source income is subject to taxation under Section 887 of the Code. The amount of such tax will depend upon the amount of income we earn from voyages into or out of the United States, which is not within our complete control.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of common units covered by this prospectus for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of common units covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

CAPITALIZATION

The following table sets forth our capitalization, as of December 31, 2012, on a historical basis.

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our 2012 Annual Report, which is incorporated by reference herein.

As of December 31, 2012(1)
(in thousands)
Total cash and cash equivalents	$206,339

Long-term debt, including current portion	$1,769,632
Equity:
Non-controlling interest	44,135
Partners’ equity	661,152
Accumulated other comprehensive income (loss)	(58)

Total capitalization	$2,474,861

(1)	Does not reflect the following items:

(a)	In January 2013, we issued in the Norwegian bond market NOK 1,300 million in senior unsecured bonds and repurchased NOK 388.5 million of existing bonds. We used the remaining net proceeds of approximately $167 million to reduce amounts outstanding under our credit facilities and for general partnership purposes.

(b)	In January 2013, we sold a 1992-built conventional tanker for net proceeds of $6.3 million and a 1992-built shuttle tanker for net proceeds of $7.0 million.

(c)	On April 19, 2013, we issued approximately 2.06 million common units in a private placement to an institutional investor for proceeds of approximately $60 million (excluding our general partner’s proportionate capital contribution).

(d)	On April 30, 2013, we issued 6.0 million of our 7.25% Series A Cumulative Redeemable Preferred Units with a liquidation preference of $25.00 per unit for net proceeds of approximately $144.9 million. We used the net proceeds of this issuance to repay outstanding debt under two of our revolving credit facilities.

(e)	On May 2, 2013, we purchased the Voyageur Spirit FPSO unit for $540 million. The acquisition was funded with $330 million of borrowings under a new debt facility secured by the vessel, the issuance of approximately 1.45 million common units in a private placement to Teekay Corporation and $170 million in cash.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units are listed for trading on the New York Stock Exchange under the symbol “TOO.”

The following table sets forth, for the periods indicated, the high and low sales price per common unit, as reported on the New York Stock Exchange, and the amount of quarterly cash distributions declared per unit. The closing sale price of our common units on the New York Stock Exchange on May 3, 2013 was $30.91 per common unit.

	Price Ranges		Quarterly Cash Distributions(1)
	High	Low
Years Ended
December 31, 2012	$30.14	$24.55
December 31, 2011	31.50	22.01
December 31, 2010	29.94	16.89
December 31, 2009	20.15	9.44
December 31, 2008	26.77	6.22
Quarters Ended
June 30, 2013(2)	$31.50	$28.71
March 31, 2013	30.81	26.17	$0.5253
December 31, 2012	28.25	24.55	0.5125
September 30, 2012	29.60	27.18	0.5125
June 30, 2012	29.79	26.31	0.5125
March 31, 2012	30.14	26.88	0.5125
December 31, 2011	28.54	22.20	0.500
September 30, 2011	30.44	22.01	0.500
June 30, 2011	31.50	27.00	0.500
March 31, 2011	30.68	26.65	0.500
Months Ended
May 31, 2013(3)	$31.19	$30.29
April 30, 2013	31.50	28.71
March 31, 2013	30.81	27.58
February 28, 2013	28.93	26.71
January 31, 2013	29.81	26.17
December 31, 2012	27.15	25.01
November 30, 2012	27.32	24.55

(1)	Distributions are shown for the quarter with respect to which they were declared. Cash distributions are declared and paid within 45 days following the close of each quarter.

(2)	Period beginning April 1, 2013 and ending May 3, 2013.

(3)	Period beginning May 1, 2013 and ending May 3, 2013.

DESCRIPTION OF THE COMMON UNITS

General

Our common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of our common units and Series A Preferred Units and our general partner in and to partnership distributions, please read “Cash Distributions.”

Number of Units

The number of our common units outstanding, and those held by Teekay Corporation, which owns our general partner, are provided in our Annual Report on Form 20-F and in the quarterly reports we provide on Form 6-K.

Exchange Listing

Our common units are listed on the New York Stock Exchange, where they trade under the symbol “TOO.”

Transfer Agent and Registrar

Computershare Shareowner Services LLC serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units automatically will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee automatically shall be deemed to:

•	represent that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	agree to be bound by the terms and conditions of, and to have executed, our partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in our partnership agreement; and

•	give the consents and approvals contained in our partnership agreement.

We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

THE PARTNERSHIP AGREEMENT

The following is a summary of certain material terms of our partnership agreement. For additional information, we refer you to our partnership agreement, a copy of which is incorporated herein by reference. A summary of other important provisions of our partnership agreement and the rights and privileges of our common unitholders is included in our registration statement on Form 8-A/A as filed with the SEC on May 7, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner, without the approval of our unitholders, other than the limited approval rights of the holders of the Series A Preferred Units. Consent of the holders of at least two-thirds of the outstanding Series A Preferred Units is required prior to, among other things, (i) issuing any parity securities if the cumulative distributions on Series A Preferred Units are in arrears or (ii) creating or issuing any senior securities.

We may fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we may issue will be entitled to share equally with the then-existing holders of our common units in distributions. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, as determined by our general partner, have special voting or other rights to which our common units or Series A Preferred Units are not entitled.

Our general partner’s 2% general partner interest entitles it to receive 2% of all quarterly distributions that we make in respect of our common units prior to liquidation. Upon issuance of certain additional partnership securities (including our common units, but excluding our Series A Preferred Units), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its general partner interest in us at the same percentage level as before the issuance. Our general partner’s 2% interest in us will thus be reduced if we issue certain additional partnership securities and our general partner does not elect to maintain its 2% general partner interest. Our general partner’s 2% interest does not entitle it to receive any portion of distributions made in respect of the Series A Preferred Units and our general partner’s interest will not be affected by the issuance of the Series A Preferred Units. Our general partner and its affiliates also have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest in us, including its interest represented by common units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other partnership securities.

Merger, Sale, or Other Disposition of Assets

A merger or consolidation of us requires the consent of our general partner, in addition to the approval of the holders of common units representing a majority of outstanding common units. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners; provided, however, that our general partner owes a contractual duty of good faith and fair dealing to holders of the Series A Preferred Units pursuant to our partnership agreement. In addition, our partnership agreement generally prohibits our general partner, without common unitholder approval, from causing us to sell, exchange, or otherwise dispose of all or substantially all of our assets. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without limited partner approval.

If conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity.

Our limited partners are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class or series, except for the Series A Preferred Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class or series held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in this event is the greater of (x) the average of the daily closing prices of the partnership securities of such class or series over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership securities of such class or series during the 90-day period preceding the date such notice is first mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities (except for the Series A Preferred Units) may have the holder’s partnership securities purchased at an undesirable time or price.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of our common units have only limited voting rights on matters affecting our business. They have no right to elect our general partner (who manages our operations and activities) or the directors of our general partner, on an annual or other continuing basis. On those matters that are submitted to a vote of common unitholders, each record holder of a common unit may vote according to the holder’s percentage interest in us of all holder entitled to vote on such matter, although additional limited partner interests having special voting rights could be issued.

Holders of the Series A Preferred Units generally have no voting rights. However, the consent of the holders of at least two-thirds of the outstanding Series A Preferred Units is required prior to (i) any amendment to our partnership agreement that would have a material adverse effect on the existing terms of the Series A Preferred Units, (ii) issuing any parity securities if the cumulative distributions on Series A Preferred Units are in arrears or (iii) creating or issuing any senior securities.

Except as described below regarding a person or group owning 20% or more of any class or series of limited partner interests then outstanding, limited partners as of the record date will be entitled to notice of, and to vote at, any meetings of our limited partners and to act upon matters for which approvals by the holders of such class or series of limited partner interests may be solicited.

Any action that is required or permitted to be taken by our limited partners, or any applicable class or series thereof, may be taken either at a meeting of the applicable limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of limited partner interests necessary to authorize or take that action at a meeting. Meetings of our limited partners may be called by our general partner or by limited partners owning at least 20% of the outstanding limited partner interests of the class or series for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding limited partner interests of the class or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of the limited partner interests, in which case the quorum will be the greater percentage.

If at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a transferee approved by the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class or series of our limited partner interests then outstanding, that person or group will lose voting rights on all of its limited partner interests, except for the Series A Preferred Units, and such limited partner interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units and Series A Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units or Series A Preferred Units under our partnership agreement will be delivered to the record holder by us or by our transfer agent.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the U.S. Securities Act of 1933 (the Securities Act) and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Teekay Offshore GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Summary of Additional Important Provisions of Our Partnership Agreement and Conflicts of Interest Matters

Please also see the summary of important provisions of our partnership agreement and the rights and privileges of our unitholders included in our registration statement on Form 8-A/A as filed with the SEC on May 7, 2013, including any subsequent amendments or reports filed for the purpose of updating such description. In addition to the partnership agreement summary, the Form 8-A/A also describes (1) conflicts of interest that may arise as a result of the relationship between our general partner and its affiliates, including Teekay Corporation, on the one hand, and us and our unaffiliated limited partners on the other hand, and (2) the fiduciary duties our general partner owes us, and possible limitations on those duties. Please read “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

CASH DISTRIBUTIONS

Distribution of Available Cash

General

Within approximately 45 days after the end of each quarter, we distribute all of our available cash to common unitholders of record on the applicable record date.

Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

•	less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any debt instruments, or other agreements

•	provide funds to pay quarterly distributions on, and to make any redemption payments relating to, the Series A Preferred Units; or

•	provide funds for distributions to our common unitholders and to our general partner for any one or more of the next four quarters;

•

plus all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit agreements and in all cases are used solely for working capital purposes or to pay distributions to partners.

Series A Preferred Units

As of the date of this prospectus, there were 6.0 million units of our Series A Preferred Units issued and outstanding. Our Series A Preferred Units rank senior to our common units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up and have a liquidation preference of $25.00 per unit. Our Series A Preferred Units are entitled to cumulative distributions from the date of original issue, with distributions being calculated at an annual rate of 7.25% on the stated liquidation preference and payable quarterly in arrears on the 15th day of February, May, August and November of each year, when, as and if declared by the board of directors of our general partner. At any time on or after April 30, 2018, the Series A Preferred Units may be redeemed, in whole or in part, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. No distribution may be declared or paid or set apart for payment on any common units (other than a distribution payable solely in common units) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units through the most recent distribution payment date for the Series A Preferred Units. For additional information about our Series A Preferred Units, please read our Form 8-A filed with the SEC on April 25, 2013.

Minimum Quarterly Distribution

Common unitholders are entitled under our partnership agreement to receive a quarterly distribution of $0.35 per unit, or $1.40 per unit per year, to the extent we have sufficient available cash from our operations after we establish cash reserves and pay fees and expenses, including payments to our general partner. Our general partner has the authority to determine the amount of our available cash for any quarter. This determination, as well as all determinations made by our general partner, must be made in good faith. There is no guarantee that we will pay the minimum quarterly distribution on our common units in any quarter, and we will be prohibited from making any distributions to our common unitholders if it would cause an event of default, or an event of default is existing, under our credit facilities, or if full cumulative distributions have not been paid or are not contemporaneously being paid or provided for on all outstanding Series A Preferred Units through the most recent distribution payment date for the Series A Preferred Units.

Operating Surplus and Capital Surplus

General

All cash distributed to common unitholders is characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus, for any period, generally means:

•	$15 million; plus

•

all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own) after the closing of our initial public offering, excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) termination of interest rate swap agreements, (5) capital contributions or (6) corporate reorganizations or restructurings (items (1)–(6) are referred to herein as “interim capital transactions”); plus

•

working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), to finance all or any portion of the conversion or construction, replacement or improvement of a capital asset such as vessels during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), to pay the conversion or construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay conversion or construction period distributions on equity issued, to finance the conversion or construction projects described in the immediately preceding bullet; less

•

all of our operating expenditures (including our proportionate share of operating expenditures of certain subsidiaries we do not wholly own) after the closing of our initial public offering and the repayment of working capital borrowings, but not (1) the repayment of other borrowings, (2) actual maintenance capital expenditures, or expansion capital expenditures or investment capital expenditures, (3) transaction expenses (including taxes) related to interim capital transactions, (4) any Series A Preferred Unit redemption payments or any funds otherwise used by us to repurchase Series A Preferred Units or (5) distributions other than on our Series A Preferred Units; less

•

estimated maintenance capital expenditures and the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it is deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it is not treated as a reduction in operating surplus because operating surplus has been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that enables us, if we choose, to distribute as operating surplus up to $15 million of cash we have received or will receive from non-operating sources since the time of our initial public offering, such as asset sales, issuances of securities and long-term borrowing, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus is to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Capital Expenditures

For purposes of determining operating surplus, maintenance capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by capital assets. To the extent, however, that capital expenditures associated with acquiring or conversion of an existing or new vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes.

Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance capital expenditures include capital expenditures associated with drydocking a vessel or acquiring or converting an existing or a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued to finance the conversion or construction of a replacement vessel and paid during the conversion or construction period, which we define as the period beginning on the date of entry into a binding conversion or construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund conversion or construction period interest payments, and distributions on such equity, are also considered maintenance capital expenditures.

Because maintenance capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our common unitholders if we subtracted actual maintenance capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an amount equal to an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by the board’s conflicts committee. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate is prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

•

it reduces the risk that actual maintenance capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the common units for that quarter and subsequent quarters;

•	it reduces the need for us to borrow under our working capital facility to pay distributions; and

•	it is more difficult for us to raise our distribution on our common units above the minimum quarterly distribution and pay incentive distributions to our general partner.

Definition of Capital Surplus

Capital surplus generally is generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Common Unit Cash Distributions

We treat all available cash distributed on our common units as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed on our common units in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our common unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $15 million of cash we have received or will receive from non-operating sources since the time of our initial public offering, such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions on our common units from capital surplus.

Distributions of Available Cash From Operating Surplus

We make distributions of available cash from operating surplus in the following manner:

•

first, 98% to all common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.

The percentage interests set forth above assume that our general partner maintains its 2% general partner interest and has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution for our common units and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distributions rights to a third party prior to December 31, 2016. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then we distribute any additional available cash from operating surplus for that quarter among the common unitholders and our general partner in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to our general partner, until each common unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•	second, 85% to all common unitholders, pro rata, and 15% to our general partner, until each common unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•	third, 75% to all common unitholders, pro rata, and 25% to our general partner, until each common unitholder receives a total of $0.525 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all common unitholders, pro rata, and 50% to our general partner.

The percentage interests set forth above assume that our general partner maintains its 2% general partner interest and has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the common unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the common unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the common unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2% general partner interest and assume our general partner has contributed any capital necessary to maintain its 2% general partner interest and has not transferred the incentive distribution rights.

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Target Amount	Common Unitholders	General Partner
Minimum Quarterly Distribution	$0.35	98%	2%
First Target Distribution	up to $0.4025	98%	2%
Second Target Distribution	above $0.4025 up to $0.4375	85%	15%
Third Target Distribution	above $0.4375 up to $0.525	75%	25%
Thereafter	above $0.525	50%	50%

Distributions From Capital Surplus

How Distributions From Capital Surplus Are Made

We make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98% to all common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to the initial public offering price of our common units; and

•	thereafter, we make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus on our common units as the repayment of the initial unit price from our initial public offering on December 19, 2006, which is a return of capital. Each time a distribution of capital surplus on our common units is made, the minimum quarterly distribution for the common units and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution of capital surplus on our common units before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once we distribute capital surplus on a common unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels for our common units to zero. We will then make all future distributions on our common units from operating surplus, with 50% being paid to the holders of common units and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner maintains its 2% general partner interest and has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels for our common units to reflect a distribution of capital surplus, if we combine our common units into fewer units or subdivide our common units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional common units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. Neither the sale of all or substantially all of our property or business, nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed a liquidation. We will apply any proceeds of liquidation available for distribution to our general and limited partners in the manner set forth below.

First, holders of our Series A Preferred Units will have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions to the date of payment, whether or not declared.

After such Series A Preferred Unit distribution, if, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price of our common units for the preceding 20 trading days (or the current market price) is greater than the initial public offering common unit price (less any prior capital surplus distributions and any prior cash distributions made on our common units in connection with a partial liquidation), then the proceeds of the liquidation will be applied as follows:

•	first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units; and

•	thereafter, 50% to all common unitholders, pro rata, 48% to holders of incentive distribution rights and 2% to our general partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the initial public offering common unit price (less any prior capital surplus distributions and any prior cash distributions made on our common units in connection with a partial liquidation), then the proceeds of the liquidation will be applied as follows:

•

first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial public offering unit price (less any prior capital surplus distributions and any prior cash distributions made on our common units in connection with a partial liquidation); and

•	thereafter, 50% to all common unitholders, pro rata, 48% to holders of incentive distribution rights and 2% to our general partner.

The immediately preceding two paragraphs are based on the assumption that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (or the Code), legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Offshore Partners L.P.

This discussion is limited to unitholders who hold their common units as capital assets for tax purposes. This discussion does not address all tax considerations that may be important to a particular unitholder in light of the unitholder’s circumstances, or to certain categories of unitholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our units, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common units, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you should consult your own tax advisor about the U.S. federal income tax consequences of owning and disposing the common units.

No ruling has been or will be requested from the Internal Revenue Service (or IRS) regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common units.

Election to be Taxed as a Corporation

We have elected to be taxed as a corporation for U.S. federal income tax purposes. As such, unitholders are not directly subject to U.S. federal income tax on our income, but rather are subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common units that is (i) a U.S. citizen or U.S. resident alien, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U. S. person.

Distributions

We have elected to be taxed as a corporation for U.S. federal income tax purposes. Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common units to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s common units, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits allocated to the U.S. Holder’s common units will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common units generally will be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on our common units to a U.S. Holder who is an individual, trust or estate (or a U.S. Individual Holder) will be treated as “qualified dividend income” that is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common units are traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been a PFIC, as discussed below); (iii) the U.S. Individual Holder has owned the common units for more than 60 days in the 121-day period beginning 60 days before the date on which the common units become ex-dividend; (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and (v) certain other conditions are met. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid on our common units not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a share of stock if the amount of the dividend is equal to or in excess of 10% of a stockholder’s adjusted basis (or fair market value in certain circumstances) in such stock. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis. If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss derived by an U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of such dividend.

Certain U.S. Individual Holders are subject to a 3.8% tax on certain investment income, including dividends. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common units.

Sale, Exchange or Other Disposition of Common Units

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such units. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, and subject to preferential capital gain tax rates. Such capital gain or loss generally will be treated as U.S.-source gain or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain U.S. Individual Holders are subject to a 3.8% tax on certain investment income, including gain from the sale or other disposition of our common units. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common units.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (i) at least 75% of its gross income is “passive” income; or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	the total payments due to us under each of our time charters and certain of our FPSO contracts are substantially in excess of the current bareboat charter rate for comparable vessels;

•	the income derived from our contracts of affreightment, time chartering activities and certain of our FPSO contracts will be greater than 25% of our total gross income at all relevant times; and

•	the gross value of our vessels servicing our contracts of affreightment, time charters and certain of our FPSO contracts will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “Qualified Electing Fund” (a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder makes a timely QEF election (an Electing Holder), the Electing Holder must report each taxable year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such pro rata share would not exceed the income allocable to dividends on our units, although ordinary earnings could be allocated to a unitholder in a taxable year before the dividend is paid. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the U.S.Holder’s holding period of our common units during which we qualified as a PFIC, the U.S. Holder may be treated as having made a timely QEF election by filing a QEF election with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the U.S. Holder’s common units on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the U.S. Holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the U.S. Holder’s holding period of our common units during which we qualified as a PFIC and the U.S. Holder did not make the deemed sale election described above, the U.S. Holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common units.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. If we were to be treated as a PFIC for any taxable year and, as we anticipate, our common units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common units and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such U.S. Holder held our common units and for which (i) we were not a QEF with respect to such U.S. Holder and (ii) such U.S. Holder did not make a timely mark-to-market election, such U.S. Holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common units exceeds the U.S. Holder’s adjusted tax basis in the common units at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years or, if shorter, the Non-Electing Holder’s holding period for the common units), and (ii) any gain realized on the sale, exchange or other disposition of the common units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year; and

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC, a U.S. Holder would be required to file Form 8621 annually with the IRS with respect to the U.S. Holder’s common units. In addition, if a Non-Electing Holder who is an individual dies while owning our common units, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such common units.

U.S. Holders are urged to consult their own tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF, Mark-to-Market Elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Consequences of Possible Controlled Foreign Corporation Classification

If CFC Unitholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding units entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of our outstanding units entitled to vote or the total value of all of our outstanding units, we generally would be treated as a controlled foreign corporation, or a CFC.

CFC Unitholders are treated as receiving current distributions of their shares of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to owners of a PFIC. In addition, a person who is or has been a CFC Unitholder may recognize ordinary income on the disposition of units of the CFC. Although we do not believe we are or will become a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a CFC Unitholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Unitholders would not change in the event we become a CFC in the future.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our common units.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

In general, distributions we make to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, distributions we make will be subject to U.S. federal income tax to the extent those distributions constitute income effectively connected with that Non-U.S. Holder’s U.S. trade or business. However, distributions made to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Sale, Exchange or Other Disposition of Common Units

The U.S. federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of our common units generally is the same as described above regarding distributions. However, an individual Non-U.S. Holder may be subject to tax on gain resulting from the disposition of our common units if the individual Non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements.

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of common units to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that the U.S. Holder has failed to report all interest or distributions required to be shown on the U.S. Holder’s U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments within the United States, or through a U.S. payor, by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we, OPCO and our respective subsidiaries do not, and we do not expect that we, OPCO or our respective subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of him.

Canadian Federal Income Tax Considerations

The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (or the Canada Tax Act ), as of the date of this prospectus, that we believe are relevant to holders of common units who, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (or the Canada-U.S. Treaty ) are, at all relevant times, resident in the United States and entitled to all of the benefits of the Canada-U.S. Treaty and who deal at arm’s length with us and Teekay Corporation (or U.S. Resident Holders ). This discussion takes into account all proposed amendments to the Canada Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed or at all.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gains allocated by us to the U.S. Resident Holder in respect of such U.S. Resident Holder’s common units, provided that (a) we do not carry on business in Canada for purposes of the Canada Tax Act and (b) such U.S. Resident Holder does not hold such common units in connection with a business carried on by such U.S. Resident Holder through a permanent establishment in Canada for purposes of the Canada-U.S. Treaty.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gain from the sale, redemption or other disposition of such U.S. Resident Holder’s common units, provided that, for purposes of the Canada-U.S. Treaty, such common units do not, and did not at any time in the twelve-month period preceding the date of disposition, form part of the business property of a permanent establishment in Canada of such U.S. Resident Holder.

In this regard, we believe that our activities and affairs and the activities and affairs of OPCO, a Marshall Island limited partnership in which we own a 100% limited partnership interest, are conducted in a manner that both we and OPCO are not carrying on business in Canada and that U.S. Resident Holders should not be considered to be carrying on business in Canada for purposes of the Canada Tax Act or the Canada-U.S. Treaty solely by reason of the acquisition, holding, disposition or redemption of their common units. We intend that this is and continues to be the case, notwithstanding that Teekay Shipping Limited (a subsidiary of Teekay Corporation that is resident and based in Bermuda) provides certain services to Teekay Offshore Partners L.P. and OPCO and obtains some or all such services under subcontracts with Canadian service providers, as described below.

Our election to be treated as a corporation for U.S. federal income tax purposes has no effect for purposes of the Canada Tax Act. Therefore, we are treated as a partnership for Canadian federal income tax purposes. Under the Canada Tax Act, a resident of Canada (which may include a foreign corporation the central management and control of which is in Canada) is subject to Canadian tax on its world-wide income, subject to any relief that may be provided by any relevant tax treaty. A non-resident corporation or individual that carries on a business in Canada directly or through a partnership, including through a partnership that owns an interest in another partnership, is subject to tax in Canada on income attributable to its business (or that of the partnership or the partnership’s interest in another partnership, as the case may be) carried on in Canada. The taxation under the Canada Tax Act is subject to the provisions of any relevant tax treaty.

The Canada Tax Act contains special rules that provide that qualifying international shipping corporations will not be considered to be resident in Canada even if they are, in whole or in part, managed from Canada. Further, the Canada Tax Act and many of the tax treaties to which Canada is a party also contain special exemptions for profits derived from international shipping operations.

We and OPCO have entered into agreements with Teekay Shipping Limited for the provision of administrative services. Certain of OPCO’s operating subsidiaries have entered into agreements with Teekay Shipping Limited for the provision of advisory, technical, ship management and administrative services. Certain of the services that Teekay Shipping Limited provides to us, to OPCO and to OPCO’s operating subsidiaries under the services agreements are and may in the future be obtained by Teekay Shipping Limited under subcontracts with a Canadian subsidiary of Teekay Corporation.

The special rules in the Canada Tax Act and various relevant tax treaties relating to qualifying international shipping corporations and income from international shipping operations may provide relief to OPCO’s operating subsidiaries to the extent that the services provided to them by Canadian entities would otherwise result in such operating subsidiaries being considered to be resident in Canada or to be taxable in Canada on certain income from such operations by virtue of carrying on business in Canada. However, such rules would not apply to us or OPCO, as holding limited partnerships, or to our general partner or U.S. Resident Holders. While we do not believe it to be the case, if the arrangements we have entered into result in our being considered to carry on business in Canada for purposes of the Canada Tax Act, U.S. Resident Holders would be considered to be carrying on business in Canada and may be required to file Canadian tax returns and, subject to any relief provided under the Canada-U.S. Treaty, would be subject to taxation in Canada on any income that is considered to be attributable to the business carried on by us in Canada. The Canada-U.S. Treaty contains a treaty benefit denial rule which may have the effect of denying relief thereunder from Canadian taxation to U.S. Resident Holders in respect of any income attributable to a business carried on by us in Canada and any other Canadian source income earned by us.

We believe that we and OPCO can each conduct our respective activities and affairs in a manner so that U.S. Resident Holders should not be considered to be carrying on business in Canada solely as a consequence of the acquisition, holding, disposition or redemption of our common units. Consequently, we believe that U.S. Resident Holders should not be subject to tax filing or other tax obligations in Canada under the Canada Tax Act. However, although we do not intend to do so, there can be no assurance that the manner in which we and OPCO carry on our respective activities will not change from time to time as circumstances dictate or warrant in a manner that may cause U.S. Resident Holders to be carrying on business in Canada for purposes of the Canada Tax Act. Further, the relevant Canadian federal income tax law may change by legislation or judicial interpretation and the Canadian taxing authorities may take a different view than we have of the current law.

It is the responsibility of each U.S. Resident Holder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of an investment in us. Accordingly, each prospective U.S. Resident Holder is urged to consult, and depend upon, such unitholder’s tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each U.S. Resident Holder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such unitholder.

PLAN OF DISTRIBUTION

The common units offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement relating to the common units will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the common units and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

We will fix a price or prices of our common units at:

•	market prices prevailing at the time of any sale under the registration statement of which this prospectus is a part;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the common units offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the common units. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the common units and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment.

If we utilize any underwriters in the sale of the common units in respect of which this prospectus is delivered, we will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If we utilize a dealer in the sale of the common units in respect of which this prospectus is delivered, we will sell the common units to the dealer, as principal. The dealer may then resell those common units to the public at varying prices that the dealer will determine at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the Internet, to sell offered securities directly.

We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common units from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In compliance with the guidelines of the Financial Industry Regulatory Authority (or FINRA), the maximum commission or discount to be received by any FINRA member or independent broker dealer will not exceed 8% of the gross proceeds received by us for the sale of any securities offered pursuant to this prospectus.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

In connection with offerings of common units and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common units at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the common units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the common units or effect purchases of the common units in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common units in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

Certain of the underwriters, dealers, and agents and their associates may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Offshore Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams (New York) LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our general partner’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the common units and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. Any underwriter will be advised about other issues relating to any offering by its own legal counsel. If certain legal matters in connection with an offering of the common units made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters for such offering, that counsel will be named in the applicable prospectus supplement related to the offering.

EXPERTS

The consolidated financial statements of Teekay Offshore Partners L.P. as of December 31, 2012 and 2011, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of income (loss), comprehensive income (loss), changes in total equity and cash flows of Teekay Offshore Partners L.P. for the year ended December 31, 2010 have been incorporated by reference herein, and include the effects of the adjustment to retrospectively apply the change in accounting as described in Note 1 to the consolidated financial statements. Ernst & Young LLP, an independent registered public accounting firm, audited the consolidated statements of income (loss), comprehensive income (loss), changes in total equity and cash flows for the year ended December 31, 2010, before the effects of the retrospective adjustment, which financial statements are not incorporated by reference herein. KPMG LLP, an independent registered public accounting firm, audited the retrospective adjustment. The consolidated statements of income (loss), comprehensive income (loss), changes in total equity and cash flows of Teekay Offshore Partners L.P. for the year ended December 31, 2010 have been incorporated by reference herein in reliance upon the reports of (1) Ernst & Young LLP, solely with respect to the financial statements before the effects of the retrospective adjustment, and (2) KPMG LLP, solely with respect to the retrospective adjustment, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering;

•

all subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common units contained in our Registration Statement on Form 8-A/A filed on May 7, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekayoffshore.com, or by writing or calling us at the following address:

Teekay Offshore Partners, L.P.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee		$13,640
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

Up to $100,000,000 aggregate offering price of common units

Teekay Offshore Partners L.P.

Common units

Prospectus Supplement

J.P. Morgan

May 29, 2013